EXHIBIT 10.71
EQUITY OPTION AGREEMENT
This Equity Option Agreement is dated as of December 31, 2008, by and between Jeffrey A. Patterson, an individual residing in Hinsdale, Illinois (the “Executive”), and Prime Office Company LLC, a Delaware limited liability company (the “Company”).
W I T N E S S E T H:
WHEREAS, the Executive is President and Chief Executive Officer of Prime Group Realty Trust, a subsidiary of the Company, and the Company and the Executive have entered into that certain Employment Agreement dated as of May 31, 2005, as amended (the “Employment Agreement”);
WHEREAS, the Company desires to grant to the Executive an option to purchase the equity interest described below, subject to the terms and conditions hereinafter set forth.
NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:
1. Option. The Executive will have the option (the “Option”) to purchase, either directly or through equity ownership in the Company, up to 3.5% of the equity ownership (the “Equity”) of Prime Group Realty, L.P. and Prime Group Realty Trust (collectively, “Prime Group”). The Equity will be in the form of L.P. units, shares, membership interests or other similar units that are of the same class, and the Option will have a purchase price and substantially the same other economic terms, as the class, price and economic terms applicable to the Company’s other initial equity investors (the “Investors”), taking into account both capital contributions and distributions since the date of the Investors’ original investment. In addition, the “purchase price” for the Equity shall be increased at the rate of seven percent (7%) per year, pro-rated on a per diem basis, from January 1, 2007 through the date of the closing of the purchase of the Equity by the Executive. The Option will expire at 5:00 p.m. New York time, on December 31, 2009, subject to earlier termination if not exercised prior to the Executive’s termination of employment under the Employment Agreement.
The Executive shall be entitled to exercise the Option to purchase the Equity at any time through December 31, 2009, by written notice to the Company, but the closing on the purchase of the Equity may only be effective on the earlier of (i) immediately preceding a “change of control,” as defined in the Employment Agreement, that constitutes a change in control event under Section 1.409A-3(i)(5) of the Treasury Regulations, and (ii) December 31, 2009. The closing shall still occur and the exercise of the Option shall be effective if the Executive’s employment is terminated in connection with or in anticipation of a “change of control” or otherwise after the exercise of the Option but prior to the closing on the purchase of the Equity. The Executive may conditionally exercise the Option contingent on the actual closing of such a “change of control”.

To the extent Prime Group is funded through additional issuances of equity, the Executive shall be given an opportunity to purchase additional equity in an amount necessary to preserve the Executive’s Option to purchase 3.5% percent of the Equity of Prime Group. The purchase price for such additional equity shall equal the price paid with respect to the additional equity issuance that gave rise to the Executive’s additional equity purchase opportunity.
The Company will provide the Executive at least ten business days notice prior to any cash distributions resulting from financing or sale transactions (as opposed to from operations) to the Investors such that the Executive shall have an opportunity to exercise all or any portion of the Option to purchase the Equity prior thereto and thereby be entitled to share in any such distribution. This notice obligation shall cease once the Executive has purchased all of the Equity.
2. Purchase Loan. The Lightstone Group LLC or an affiliate thereof (“Lightstone”) will make a loan (“Loan”) available to the Executive for his purchase of the Equity pursuant to the Option. The principal and interest on the loan will be subject to a ten-year balloon repayment with interest accruing annually at 7%; provided that the Executive shall be required to apply the net after-tax cash proceeds of any distributions from the Company towards payment of the Loan. The Loan shall be secured by the Equity and non-recourse to the Executive.
The Loan may be prepaid without penalty. The Loan will accelerate and become due to the extent of any transfer or sale of the Equity by the Executive other than as permitted below.
3. Transfer Restrictions. No Equity issued to the Executive upon exercise of the Option may be transferred (subject to customary exceptions for estate planning, transfers at death and transfers to an entity controlled solely by the Executive and formed solely for the benefit of the Executive and his immediate family), except as permitted under drag-along, tag-along or registration rights.
4. Tag-Along, Drag-Along and Registration Rights. The Executive’s Equity will be subject to customary tag-along, drag-along and registration rights.
5. Termination of Restrictions. The restrictions on transfer set forth in Sections 3 and 4 shall terminate in the event of an initial public offering or other transaction whereby the Equity becomes publicly traded, subject to any lock-up restrictions imposed on other employee shareholders of the Company or its affiliates.
6. Miscellaneous.
(a) The validity, interpretation and effect of this Award Agreement shall be governed by the laws of the State of Illinois, excluding the “conflicts of laws” rules thereof.

(b) Signed copies of this Agreement may be executed in counterparts and/or sent by facsimile or email and shall be as effective and binding as original copies.
(c) Upon the request of either the Executive or the Company, the parties agree to negotiate a more definitive agreement regarding the terms and conditions of the Option, provided, however, that the failure to do so will in no event make this Agreement unenforceable or ineffective.
IN WITNESS WHEREOF, the parties hereto have duly executed this Award Agreement on the day and year first above written.

PRIME OFFICE COMPANY, LLC

By:	[s] David Lichtenstein
Name: David Lichtenstein
Title: Chairman

[s] Jeffrey A. Patterson

Jeffrey	A. Patterson